Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alliance Entertainment Holding Corporation

Plantation, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-271219) of our report dated October 18, 2023, relating to the consolidated financial statements of Alliance Entertainment Holding Corporation (the “Company”), which appears in the Company’s Prospectus Supplement, dated October 23, 2023, which forms part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Miami, Florida

October 23, 2023